Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Announces Senior Management Changes

Goshen, Ind.— Feb. 3, 2011 —Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, armored vehicles and homeland response vehicles, today announced several senior management changes.

•      Robert W. Wilson, 66, President and Chief Operating Officer of the Company and President and Chief Executive Officer of the Company’s wholly-owned operating subsidiary, Supreme Indiana Operations, Inc. (“Supreme Indiana”), has announced his retirement.  He will work with the Company to support a successful transition in leadership as an advisor to the Board on Special Projects.  He will continue in his position on the Board of Directors.

•      Herbert M. Gardner, 71, the Chairman of the Board and Chief Executive Officer of the Company and the Chairman of the Board of Supreme Indiana, will continue as Chairman of the Board, but has relinquished the role of Chief Executive Officer.  He will be actively involved in supporting the transition of management.

•      Kim Korth, 56, President and owner of IRN Inc., a leading consulting firm in the vehicle and transportation industry, has been appointed President and CEO of the Company and Supreme Indiana in an interim capacity.  Ms. Korth and her firm have been working with the Company for the last year and she is well positioned to provide leadership during this transition period.  Ms. Korth was added to the Company’s Board of Directors this week.

•      Last month, the Company announced a new executive leadership team comprised of Tom Beard, Vice President of Operations, Bob Besse, Vice President of Sales & Marketing, Mike Oium, Vice President of Systems Management, and Jeff Mowery, Vice President of Finance.  This team will be responsible for day-to-day decision making at the Company and will report directly to Ms. Korth.

•      A Special Committee has been formed of the current Board members, including Herbert M. Gardner, William J. Barrett, Mark C. Neilson, and Kim Korth, to assist the leadership team during the transition and to begin a process to identify and hire the new President and CEO of the Company and Supreme Indiana.  We anticipate that process will be completed in the third quarter of 2011.

“The entire Board is extremely grateful for Bob Wilson’s many years of service and the leadership he has provided to Supreme during his six years as President,” said Gardner, Chairman.  “We are also very pleased that Kim Korth has formally joined our executive team as she has the background and skills to help ensure continued improvements in Supreme’s performance.”

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Ms. Korth has been actively involved in the transportation industry for more than 25 years and has worked with a wide variety of industry participants. She serves on a number of company boards, including Stoneridge, Inc., a NYSE company active in the automotive and heavy truck industry. She is also a former Director of Spartan Motors, Inc. “Kim is well positioned to provide positive leadership for Supreme while the Special Committee of the Board performs its functions,” Gardner said.

About Supreme

Supreme Industries, Inc. (STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose “shuttle-type” buses. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

CONTACT:

Supreme Industries, Inc.

Kim Korth, 574-642-4888, Ext. 346

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